                                                                   EXHIBIT 10.14

                               THE ST. JOE COMPANY
                       EXECUTIVE STOCK INVESTMENT PROGRAM

                            ARTICLE I. - INTRODUCTION

      The St. Joe Company Executive Stock Investment Program (the "Program"), was adopted by the Board of Directors effective May 12, 1999. The purpose of the Program is to increase voluntary ownership in The St. Joe Company by the senior management team of the Company.

                          ARTICLE II. - ADMINISTRATION

      2.1 Compensation Committee. The Program shall be administered by the Compensation Committee of the Board of Directors. The Committee shall consist exclusively of two or more outside directors of the Company, who shall be appointed by the Board.

      2.2 Committee Responsibilities and Authority. The Committee shall ensure that all loans, investments, and other activities made pursuant to this Program are at all times consistent with the Program and with governing law. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Program. The Committee's determinations under the Program shall be final and binding on all persons. The Committee has authority to grant loans consistent with the terms of the Program, and to conduct all necessary action to carry out the provisions of the Program.

                           ARTICLE III. - ELIGIBILITY

      The following persons are eligible to participate in the Program: Peter S. Rummell, Kevin M. Twomey, Robert M. Rhodes, J. Malcolm Jones, Sr. Michael F. Bayer, Michael N. Regan, P. Michael Reininger, David D. Fitch, James D. Motta, Jerry M. Ray, Stephen A. Swartz, Stephen W. Solomon.

                          ARTICLE IV. - IMPLEMENTATION

      4.1 Loan for Stock Purchase. The Company shall provide simple interest loans, with interest due annually, to eligible participants under the Program for open market purchase of common stock of The St. Joe Company.

      4.2 Terms of Loans. Terms of the loans will provide for full recourse, and interest rates set at an as published safe harbor rate. Loans must be repaid in full within three years of the date of the loan, with the option of full or partial prepayment at any time. Loans are due in full upon the sale of the shares purchased with the loan, or upon termination of the executive's employment with The St. Joe Company.

      4.3 Shares Purchased. Until the earlier of either (a) three years from the date of purchase or (b) the termination of the executive's employment, shares purchased under the Program may not be sold unless approved by the Committee. Eligible participants in the Program will have full rights of ownership of shares purchased under the Program with respect to voting and dividends for those shares.

      4.4 Maximum Company Expenses. The combined maximum loan exposure of the Company under the Program shall be Four Hundred Thousand and No/100 Dollars ($400,000.00).

      4.5 Reporting Requirements. The Committee shall insure that all required reporting and disclosure in accordance with SEC and other regulations, if any, shall be carried out promptly and in accordance with the law and regulations.

                               ARTICLE V. - TAXES

      Any Florida state intangible taxes which must be paid as a result of any loans made pursuant to the Program shall be paid by the Company.

                           ARTICLE VI. - GOVERNING LAW

      The Program shall be governed by, and construed in accordance with, the laws of the State of Florida.

                    ARTICLE VII. - AMENDMENTS TO THE PROGRAM

      The Board of Directors may, at any time and for any reason, amend or terminate the Program. Any amendment or termination of the Program shall not effect the terms of any loans made pursuant to this Program prior to the time of such amendment or termination.


                                       2